Exhibit B
DIRECTORS AND EXECUTIVE OFFICERS OF NBCo
Set forth below is a list of each director and executive officer of NBCo setting forth the business address and present principal occupation or employment (and the name and address of any corporation or organization in which such employment is conducted) of each person. Unless otherwise indicated, each individual is a United States citizen. As of the date of this statement on Schedule 13D, NBCo owned 100% of NPHC.

Name and Address of Corporation or Other
	Present Principal Occupation (principal	Organization (if different from the address
Name and Business Address	business of employer)	provided in Column 1)

Directors and Officers
Robert J. Miron c/o Bright House Networks, LLC 5000 Campuswood Drive E. Syracuse, NY 13057	Chairman/CEO Bright House Networks, LLC

S.I. Newhouse, Jr. 4 Times Square New York, NY 10036	Chairman of the Board of API (media and publications)

Donald E. Newhouse 4 Times Square New York, NY 10036	President of API (media and publications)